Exhibit 99.1

Contact:	Liz Werner (Investment Community)	Mark Herr (News Media)
	(O): (212) 770-7074	(O): (212) 770-3505
(C): (718) 685-9348

AIG REPORTS FOURTH QUARTER 2011 NET INCOME OF $19.8 BILLION

Fourth Quarter 2011 After-Tax Operating Income of $1.6 Billion

Fourth Quarter Net Income Includes Deferred Tax Asset Valuation Release of $17.7 Billion

NEW YORK, February 23, 2012 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $19.8 billion for the quarter ended December 31, 2011, compared to $11.2 billion in the prior year quarter. Diluted earnings per share were $10.43 for the fourth quarter and $16.60 for the prior year quarter. For the full year 2011, net income attributable to AIG was $17.8 billion compared to $7.8 billion in 2010. Diluted earnings per share were $9.44 for the full year and $11.60 for the prior year.

Net income reflected a U.S. consolidated income tax group deferred tax asset valuation allowance release of $17.7 billion for the quarter and $16.6 billion for full year 2011. As previously disclosed, AIG established a framework for assessing the recoverability of its deferred tax assets. Based on the application of this framework, AIG concluded that it is more likely than not that a substantial portion of the deferred tax assets of the U.S. consolidated income tax group will be realized, and therefore released the valuation allowance equal to that portion in the fourth quarter 2011.

After-tax operating income in the 2011 fourth quarter was $1.6 billion, or $0.82 per diluted share compared to a loss of $2.2 billion, or $15.99 per diluted share in the corresponding prior year quarter. After-tax operating income for the full year of 2011 was $1.8 billion, or $1.02 per diluted share compared to a loss of $898 million, or $6.57 per diluted share in 2010.

Full year net income includes catastrophe losses totaling $3.3 billion in 2011, up from $1.1 billion in 2010, $1.7 billion in impairment charges and fair value adjustments at International Lease Finance Corporation (ILFC) related to its fleet during 2011, and a net $2.9 billion pre-tax loss on extinguishment of debt, primarily representing the accelerated amortization of the prepaid commitment fee asset related to the full repayment of the Federal Reserve Bank of New York Credit Facility, partially offset by a gain on the exchange of junior subordinated debentures for senior notes. Full year 2010 net income included pre-tax gains of $17.6 billion from the sale of properties and divested businesses and a $4.2 billion net charge to strengthen Chartis loss reserves. The January 2011 issuance of AIG common stock to the U.S. Department of the Treasury affected the determination of net income or losses attributable to AIG common shareholders and the weighted average shares outstanding, both of which are used to compute earnings per share.

“Fourth quarter and full year profitability reflects the tremendous commitment and focus on business fundamentals by everyone at AIG,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “The quality of our earnings, against the backdrop of record natural catastrophes, enables this great company to again stand proud as a market leader. I am also extremely proud that when natural catastrophes strike, we stand with our customers and provide them with the peace of mind that we’re there for them.

“Two years ago, skeptics – and even some supporters – thought it inconceivable that we would be in a position to post our second consecutive annual profit,” Mr. Benmosche continued. “During 2011, we completely repaid the Federal Reserve Bank of New York Credit Facility and

restructured the U.S. government ownership to provide the U.S. Department of the Treasury a clear exit path, while maintaining our investment grade ratings. We proved to investors that AIG is back and worthy of investor confidence through the $8.7 billion equity offering and our ability to raise capital at competitive rates in the public debt markets. We also completed much of the work necessary to stabilize and de-risk our businesses, among so many other critical accomplishments.

“In 2011, we began to prosper once again,” Mr. Benmosche concluded. “We have a high degree of confidence in our future earnings prospects, which is a critical element in our assessment supporting the release of the deferred tax asset valuation allowance. As we look to 2012 and beyond, we anticipate we’ll continue to be competitive in all areas of our core insurance businesses. We’re seeing markets hardening at Chartis. At SunAmerica, we have taken a leadership position to meet the critical needs of retirees, and at United Guaranty, we’ve become the market leader and we’re creating innovative products that help protect lenders, homeowners, communities, and local economies from mortgage default. In 2011, United Guaranty helped about 40,000 families stay in their homes.”

Liquidity and Capital Management

•

AIG shareholders’ equity totaled $105.0 billion at December 31, 2011. Book value per common share grew 22 percent to $55.33 per share at December 31, 2011 from $45.30 at September 30, 2011, reflecting the release of the deferred tax asset valuation allowance.

•	AIG repurchased approximately $70 million of AIG common stock at an average price per share of $22.75 during the fourth quarter of 2011.

•

In November 2011, AIG exchanged $2.4 billion of its outstanding junior subordinated debentures for $1.8 billion in newly issued senior notes, resulting in a pre-tax gain on extinguishment of debt of $484 million.

•

In November 2011, AIG reduced the remaining liquidation preference of preferred interests that the U.S. Department of the Treasury holds in AIA Aurora LLC to approximately $8.4 billion by applying $972 million, primarily from the release of funds held in escrow related to the sale of American Life Insurance Company.

•	Dividends and note repayments from subsidiaries totaled $953 million in the fourth quarter of 2011 and $3.0 billion for the full year of 2011.

•	AIG Parent liquidity sources amounted to approximately $14.0 billion at December 31, 2011.

RECAP OF AFTER-TAX OPERATING INCOME (LOSS)

	Fourth Quarter		Full Year
($ in millions)	2011	2010	2011	2010
Insurance Operations
Chartis	$348	($3,974)	$1,116	$(1,068)
SunAmerica	931	1,043	3,261	4,048
Mortgage Guaranty (reported in Other Operations)	(23)	154	(93)	329

Total Insurance Operations	1,256	(2,777)	4,284	3,309

Aircraft Leasing	119	(606)	(995)	(698)
Direct Investment book	(27)	394	604	1,421
Global Capital Markets	46	293	(11)	210
AIA and MetLife income	1,021	27	1,132	27
Maiden Lane III	208	382	(646)	1,792
Interest expense (1)	(456)	(660)	(2,025)	(3,016)
Corporate expenses and eliminations	92	(461)	(165)	(1,385)

Pre-tax operating income (loss)	2,259	(3,408)	2,178	1,660

Income tax (expense) / benefit	(580)	1,756	345	(336)
Noncontrolling interest – Treasury/Fed	(96)	(403)	(634)	(1,818)
Other noncontrolling interest	(25)	(159)	(63)	(404)

After-tax operating income (loss) attributable to AIG	$1,558	($2,214)	$1,826	$(898)

(1)	Includes $110 million, $24 million and $636 million of FRBNY interest in the fourth quarter of 2010 and full years 2011 and 2010, respectively.

CHARTIS

Chartis reported fourth quarter 2011 operating income of $348 million, compared to an operating loss of $4.0 billion in the fourth quarter of 2010, which reflected a reserve strengthening charge, net of discount and loss-sensitive premium adjustments, of $4.2 billion in the prior year period. Fourth quarter 2011 results were impacted by $467 million of catastrophe losses, including $368 million related to the Thailand floods, compared to $203 million of catastrophe losses in the fourth quarter of 2010.

Overall, Chartis continued to benefit from positive pricing trends in the quarter. It also continued to make progress on strategic initiatives, including business mix changes, loss ratio improvement, expense discipline, and risk selection, to improve the quality of its insurance portfolio.

The fourth quarter 2011 combined ratio was 107.3, compared to 160.5 in the fourth quarter of 2010, which included 49.2 points from the reserve strengthening in the prior year period. The full-year 2011 accident year combined ratio, excluding catastrophes, was 99.4, compared to 100.3 in the prior year period. Results in the fourth quarter of 2011 included net favorable prior year reserve development of $13 million.

Fourth quarter 2011 net premiums written increased 3.6 percent compared to the prior year period, or 1.7 percent excluding the effect of foreign currency exchange rates. Consumer Insurance accounted for 2.4 percent of the increase, as the business benefited from growth in personal lines. Offsetting this was a decline in Commercial Insurance premiums of 0.6 percent, primarily from capital management initiatives in the casualty business, including the restructuring of certain aspects of our loss sensitive business.

Commercial Insurance reported fourth quarter 2011 operating income of $202 million with a combined ratio of 111.6. The accident year combined ratio, excluding catastrophes, was 105.0. For the full year, Commercial Insurance premiums in original currencies increased 3.7 percent primarily due to an improved rate environment and recovering economy. In line with Chartis’ mix of business strategy, specialty and financial lines premiums grew on a full year basis. Casualty premiums declined, primarily due to strategic initiatives to improve capital efficiency. Chartis also continued to grow its commercial business in growth economy nations in line with its strategic objectives.

Consumer Insurance reported fourth quarter 2011 operating income of $174 million with a combined ratio of 97.6. The accident year combined ratio, excluding catastrophes, was 95.8. For the full year, Consumer Insurance premiums in original currencies increased 14.7 percent, primarily driven by the acquisition of Fuji Fire & Marine Insurance Company Limited (Fuji) in the second half of 2010 and Chartis’ focus on growth in key markets and international expansion. Excluding the impact of Fuji, the accident & health line grew, particularly in the Far East region, due to growth strategies and rate increases. Also, excluding Fuji, personal lines premiums decreased slightly, in part due to remedial actions on certain underperforming programs.

SUNAMERICA FINANCIAL GROUP

SunAmerica reported operating income of $931 million in the fourth quarter of 2011, compared to operating income of $1.0 billion in the fourth quarter of 2010. Fourth quarter 2011 results benefitted from the reinvestment of excess cash in the first nine months of 2011 and receipt of $213 million from a favorable litigation settlement. Additionally, SunAmerica reported an increase in estimated reserves in the quarter for incurred but not reported death claims of $105 million in conjunction with recent industry disclosures involving insurers enhancing procedures to identify potential deceased policyholders where a valid death claim has not been filed by looking further back in time. Net investment income in the fourth quarter of 2011 was lower than the prior year period due to lower returns from hedge funds and private equity investments and lower call and tender income.

The fourth quarter 2011 base investment yield was 5.44 percent, compared to 5.30 percent in the fourth quarter of 2010, reflecting the redeployment of excess cash during 2011. This yield improvement combined with SunAmerica’s disciplined management of interest crediting rates resulted in improved base net investment spreads for group retirement products and individual fixed annuities.

Premiums, deposits, and other considerations totaled $5.7 billion in the fourth quarter of 2011, compared to $4.9 billion in the fourth quarter of 2010, as group retirement products and individual variable annuities showed significant improvements. Group retirement products increased 27 percent over the prior year, primarily due to an increase in individual rollover deposits. SunAmerica expects the rate of growth of individual rollover deposits to decrease in the near term due to the low interest rate environment. Individual variable annuity deposits increased 24 percent over the fourth quarter of 2010, due to competitive product enhancements, reinstatements during the last year at a number of key broker dealers, and increased wholesaler productivity. Fixed annuity deposits increased two percent over the prior year as certain bank distributors negotiated a lower commission in exchange for a higher crediting rate, which made SunAmerica offerings more attractive to policyholders. However, fixed annuity deposits declined from the 2011 third quarter and have continued to decline during the first quarter of 2012 as SunAmerica has maintained discipline in the current low interest rate environment. Net flows were positive for the fourth consecutive quarter. Retail life insurance sales grew nine percent over the fourth quarter of last year as product enhancements and efforts to re-engage independent distribution channels continued to produce positive sales results.

Assets under management were $256.9 billion at the end of the fourth quarter of 2011 compared to $248.5 billion at the end of the fourth quarter of 2010.

AIRCRAFT LEASING

ILFC reported fourth quarter 2011 operating income of $119 million, compared to an operating loss of $606 million in the fourth quarter of 2010. During the fourth quarter of 2011, ILFC recorded rental revenues of $1.1 billion, compared to $1.2 billion in the fourth quarter of 2010. The decline in aircraft leasing revenue was primarily driven by lower net overhaul revenues. Additionally, ILFC recorded asset impairment charges, fair value adjustments, and other reserve charges of $40 million in the fourth quarter of 2011, due mainly to the early return and repossession of aircraft that are more likely than not to be parted-out, compared to $742 million in the fourth quarter of 2010. For the quarter ended December 31, 2011, ILFC had an average of 932 aircraft in its fleet, compared to 936 aircraft in the fourth quarter of 2010.

MORTGAGE GUARANTY

United Guaranty Corporation (UGC), AIG’s residential mortgage guaranty operations, reported an operating loss of $23 million for the fourth quarter of 2011, compared to operating income of $154 million in the fourth quarter of 2010. For the fourth quarter of 2011, results continued to be negatively affected by a general weakness in the housing market as new delinquencies remained at elevated levels. UGC’s fourth quarter 2010 results also included favorable loss development in the first lien business. Average first lien reserves remained steady at $27,000 per delinquency.

Net premiums written were $200 million for the fourth quarter of 2011, compared to $167 million in the fourth quarter of 2010. Domestic first lien new insurance written totaled $7.1 billion for the quarter and $18.4 billion for the full-year 2011. Quality remained high, with an average FICO score of 757 and an average loan to value ratio of 91 percent on new business for the fourth quarter of 2011.

OTHER OPERATIONS

AIG’s Other operations reported fourth quarter 2011 operating income of $979 million, compared to $12 million in the fourth quarter of 2010. Other corporate expenses totaled $300 million in the quarter, compared to $296 million in the fourth quarter of 2010. Other results included a gain on extinguishment of debt of $484 million in the quarter associated with the exchange of junior subordinated debentures.

In the fourth quarter of 2011, the fair value of the AIA ordinary shares increased by approximately $1.0 billion from September 30, 2011, based on the December 30, 2011 closing price on the Hong Kong Stock Exchange. The fair value of AIG’s interest in Maiden Lane III LLC increased $208 million during the fourth quarter of 2011, compared with an increase of $382 million in the fourth quarter of 2010.

Conference Call

AIG will host a conference call tomorrow, February 24, 2012, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

Additional supplementary financial data is available in the Investor Information section at www.aig.com.

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It should be noted that the conference call (including the conference call presentation material), this earnings release and the financial supplement may include projections, goals, assumptions, and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions, and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target,” or “estimate.” These projections, goals, assumptions and statements may address, among other things: the timing of the disposition of the ownership position of the United States Department of the Treasury (the Treasury Department) in AIG; the timing and method of repayment of the preferred interests in AIA Aurora LLC held by the Treasury Department; the monetization of AIG’s interests in ILFC; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s ability to retain and motivate its employees; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategy to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions, and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions, and statements include: actions by credit rating agencies; changes in market conditions; the occurrence of catastrophic events; significant legal proceedings; concentrations in AIG’s investment portfolios, including its municipal bond portfolio; judgments concerning casualty insurance underwriting and reserves; judgments concerning the recognition of deferred tax assets; judgments concerning deferred policy acquisition costs recoverability; judgments concerning the recoverability of aircraft values in ILFC’s fleet; and such other factors as discussed in Part I, Item 1A. Risk Factors and throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s Annual Report on Form 10-K for the year ended December 31, 2011. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Fourth Quarter 2011 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

AIG believes that After-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. After-tax operating income (loss) excludes net income (loss) from discontinued operations, net income (loss) from divested businesses that did not qualify for discontinued operations accounting treatment, deferred income tax valuation allowance charges and releases, amortization of the Federal Reserve Bank of New York prepaid commitment fee asset, goodwill impairment charges arising from divestiture-related activities, net realized capital gains (losses), including the deferred policy acquisition costs (DAC) offset for SunAmerica, non-qualifying derivative hedging activities and the bargain purchase gain on the Fuji acquisition. See page 9 for the reconciliation of Net income (loss) attributable to AIG to After-tax operating income (loss).

Additionally, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, the recognition of other-than-temporary impairments, restructuring-related activities, exchange of the Series C, E and F Preferred Stock, partnership income, other enhancements to income, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year loss development, asbestos losses, returned or additional premiums related to prior year development, foreign exchange rates and aircraft impairments.

In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.

Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

Underwriting profit (loss) is utilized to report results for Chartis operations. Operating income (loss), which is before net realized capital gains (losses) and related DAC and sales inducement asset amortization and goodwill impairment charges, is utilized to report results for SunAmerica operations. Results from discontinued operations and net gains (losses) on sales of divested businesses are excluded from these measures. AIG believes that these measures allow for a better assessment and enhanced understanding of the operating performance of each business by highlighting the results from ongoing operations and the underlying profitability of its businesses. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.

Life and retirement services production (premiums, deposits and other considerations and life insurance CPPE sales) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allows for more meaningful comparisons with AIG’s insurance competitors. Additionally, the DAC offset adjustment is a common adjustment for non-GAAP operating financial measures in the life insurance industry, and is a better measure of how AIG assesses the operating performance of SunAmerica’s operations.

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American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
			% Inc.			% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)
Chartis Insurance Operations:
Net Premiums Written	$7,848	$7,578	3.6%	$34,840	$31,612	10.2%

Net Premiums Earned	8,962	8,550	4.8	35,689	32,521	9.7
Claims and claims adjustment expenses incurred	6,675	10,724	(37.8)	27,949	27,867	0.3
Underwriting expenses	2,942	3,001	(2.0)	10,972	10,114	8.5

Underwriting loss	(655)	(5,175)	87.3	(3,232)	(5,460)	40.8
Net Investment Income	1,003	1,201	(16.5)	4,348	4,392	(1.0)

Operating Income (Loss)	348	(3,974)	—	1,116	(1,068)	—

Net Realized Capital Gains (Losses) (a)	444	(37)	—	587	(49)	—
Other income (loss)	(4)	669	—	(5)	1,001	—

Pre-tax Income (Loss)	$788	$(3,342)	—	$1,698	$(116)	—

Loss Ratio	74.5	125.4		78.3	85.7
Expense Ratio	32.8	35.1		30.7	31.1

Combined Ratio	107.3	160.5		109.0	116.8

SunAmerica Financial Group Operations:
Premiums	$639	$600	6.5	$2,513	$2,520	(0.3)
Policy fees	681	732	(7.0)	2,705	2,710	(0.2)
Net Investment Income	2,372	2,777	(14.6)	9,882	10,768	(8.2)
Other income	209	—	—	209	—	—

Total revenues	3,901	4,109	(5.1)	15,309	15,998	(4.3)
Benefits and expenses	2,970	3,066	(3.1)	12,048	11,950	0.8

Operating Income	931	1,043	(10.7)	3,261	4,048	(19.4)

Benefit (amortization) of DAC, VOBA, and SIA related to net realized capital gains (losses)	(142)	(235)	39.6	(357)	(85)	(320.0)
Net Realized Capital Gains (Losses) (a)	97	491	(80.2)	6	(1,251)	—

Pre-tax Income	886	1,299	(31.8)	2,910	2,712	7.3

Aircraft Leasing Operations:
Revenues	1,048	1,140	(8.1)	4,467	4,749	(5.9)
Expenses	929	1,746	(46.8)	5,462	5,447	0.3

Operating Income (Loss)	119	(606)	—	(995)	(698)	(42.6)

Net Realized Capital Losses (a)	(2)	(1)	(100.0)	(10)	(31)	67.7

Pre-tax Income (Loss)	117	(607)	—	(1,005)	(729)	(37.9)

Other Operations, Operating Income (Loss)	979	12	N/M	(1,010)	(622)	(62.4)

Other Operations, Pre-tax Income (Loss) before Net Realized Capital Gains	981	16,195	(93.9)	(4,711)	14,985	—
Other Operations, Net Realized Capital Gains (a)	173	819	(78.9)	12	908	(98.7)
Consolidation and Elimination Adjustments (a)	(78)	124	—	31	176	(82.4)

Income (Loss) from Continuing Operations before Income Tax Expense (Benefit)	2,867	14,488	(80.2)	(1,065)	17,936	—
Income Tax Expense (Benefit)	(16,914)	4,815	—	(18,036)	5,859	—

Income from Continuing Operations	19,781	9,673	104.5	16,971	12,077	40.5
Income (Loss) from Discontinued Operations, net of tax	140	2,037	(93.1)	1,535	(2,064)	—

Net Income	19,921	11,710	70.1	18,506	10,013	84.8
Less:
Net Income from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests	96	403	(76.2)	634	1,818	(65.1)
Other	27	112	(75.9)	55	355	(84.5)

Total Net Income from Continuing Operations Attributable to Noncontrolling interests	123	515	(76.1)	689	2,173	(68.3)
Net Income from Discontinued Operations Attributable to Noncontrolling interests	—	19	—	19	54	(64.8)

Total net income attributable to noncontrolling interests	123	534	(77.0)	708	2,227	(68.2)

Net Income Attributable to AIG	19,798	11,176	77.1	17,798	7,786	128.6

Net Income Attributable to AIG Common Shareholders	$19,798	$2,297	N/M %	$16,986	$1,583	N/M %

Financial Highlights -continued

	Three Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
			% Inc.			% Inc.
	2011	2010	(Dec.)	2011	2010	(Dec.)

Net Income Attributable to AIG	$19,798	$11,176	77.1%	$17,798	$7,786	128.6%
Adjustments to arrive at After-tax operating income (loss) attributable to AIG (amounts net of tax):
Net Income (Loss) from Discontinued Operations	140	2,018	(93.1)	1,516	(2,118)	—
Net Gain (Loss) on Sale of Divested Businesses	1	13,506	(100.0)	(48)	13,527	—
Net Income from Divested Businesses	—	259	—	16	1,657	(99.0)
Deferred Income Tax Valuation allowance (charge) / release	17,780	(1,902)	—	16,561	(1,517)	—
Amortization of FRBNY prepaid commitment fee asset	—	(708)	—	(2,358)	(2,255)	(4.6)
Net Realized Capital Gains (Losses)	377	317	18.9	336	(860)	—
SunAmerica DAC offset related to Net Realized Capital Gains (Losses)	(93)	(152)	38.8	(232)	(55)	(321.8)
Non-qualifying Derivative Hedging Gains (Losses), excluding net realized capital gains (losses)	35	52	(32.7)	181	(27)	—
Bargain Purchase Gain	—	—	—	—	332	—

After-Tax Operating Income (Loss) Attributable to AIG	$1,558	$(2,214)	—	$1,826	$(898)	—

Income (Loss) Per Common Share - Diluted:
Net Income Attributable to AIG Common Shareholders	$10.43	$16.60	(37.2)	$9.44	$11.60	(18.6)

After-Tax Operating Income (Loss) Attributable to AIG Common Shareholders	$0.82	$(15.99)	—%	$1.02	$(6.57)	—

						—
Book Value Per Common Share on AIG Shareholders’ Equity (b)				$55.33	$46.80	18.2%

Return on equity - After-tax operating income (c)	6.9%	N/M		2.2%	N/M

Financial Highlights – Notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding. Amount in 2010 is presented giving effect to the Recapitalization and conversion of equity units as if it occurred in 2010.
(c)	Computed using adjusted shareholders’ equity, which excludes Accumulated other comprehensive income.